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                                                                       EXHIBIT 5


                               WILLIAM G. MUNDY
                         Vice President-General Counsel
                            GTE South Incorporated
                                600 Hidden Ridge
                              Irving, Texas 75038

                                 (972) 718-6304



December 16, 1999


GTE South Incorporated
1255 Corporate Drive
Irving, Texas 75038

Gentlemen:

I have examined the Registration Statement of GTE South Incorporated (the "Company") on Form S-3 under the Securities Act of 1933, as amended, and accompanying Prospectus pertaining to the issuance and sale of $300,000,000 aggregate principal amount of debentures (the "Debentures"). I have also examined the Company's Restated Articles of Incorporation, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinion set forth below. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed authorization, issuance, and sale of the Debentures.

It is my opinion that, subject to any applicable regulatory approvals, the Debentures, upon the issuance and sale thereof in the manner contemplated in said Registration Statement, will be legally and validly issued and will be binding obligations of the Company.

I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,


WILLIAM G. MUNDY
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William G. Mundy